NEWS RELEASE For More Information: Dana Hendricks EVP, Chief Financial Officer 800-282-6242 • 205-877-4462 • DanaHendricks@ProAssurance.com

ProAssurance Reports Results for Fourth Quarter 2023
BIRMINGHAM, AL – (BUSINESSWIRE) – February 27, 2024 – ProAssurance Corporation (NYSE: PRA) reports net income of $6.4 million, or $0.12 per diluted share, and an operating loss(1) of $2.5 million, or $0.05 per diluted share, for the three months ended December 31, 2023.
Fourth Quarter 2023(2)
•Gross premiums written: $209 million (-7%)
•New business written: $24 million (+103%)
•Favorable prior accident year reserve development of $3 million driven primarily by our Segregated Portfolio Cell Reinsurance segment
•Consolidated combined ratio of 112.0%
•Consolidated operating ratio of 98.4%
•Net investment income of $34 million (+17%)
•Book value per share of $21.82 as of December 31, 2023 improved 7%, driven by $88 million of after-tax unrealized holding gains from our fixed maturity portfolio (which directly impacts equity through AOCI)
(1) Represents a Non-GAAP financial measure. See a reconciliation to its GAAP counterpart under the heading “Non-GAAP Financial Measures” that follows.
(2) Comparisons are to the fourth quarter of 2022.
Management Commentary & Results of Operations
“We continue to manage our business with a focus on returning to underwriting profitability. We are drawing on our decades of successful underwriting, effective claims management and superior service delivery to counter the twin effects of challenging market conditions and worsening litigation trends. We continue to add new business which we believe will perform better overall than business that we are non-renewing. At the same time, we continue to walk away from business that fails to meet our pricing goals or underwriting standards and retain existing insureds at renewal pricing that we believe reflects the current market realities,” said Ned Rand, President and Chief Executive Officer of ProAssurance. He added, “Our experience in medical professional liability and workers’ compensation, the two highly cyclical lines of insurance in which we operate, has shown that our operating discipline and the long-term strategic improvements we’ve been implementing will ultimately ensure our success.”
Our consolidated combined ratio increased 7.8 points quarter-over-quarter primarily due to the increase in the current accident year net loss ratio in our Workers Compensation Insurance segment, reflecting the continuation of significant increases in average claim costs in that segment. At the same time, the 17% improvement in our net investment income resulted in a higher investment income ratio.
While our actions in the current competitive landscape resulted in lower gross premiums written, new business we believe to be appropriately priced increased in all of our operating segments. This underscores the value our insureds and distribution partners place on our ability to deliver superior insurance protection coupled with effective service strategies. We continue to be encouraged by our ability to retain significant business despite those higher renewal premiums. In summary, across our operating segments, our reunderwriting, successful pursuit of rate adequacy, and focus on risk selection better positions us for future profitability.
Book value per share at quarter end was $21.82, up 7% from the December 31, 2022 book value of $20.46 driven by after-tax unrealized holding gains of $88 million on our fixed maturity portfolio. Adjusted book value per share, which excludes our Accumulated Other Comprehensive Loss, is $25.83 as of December 31, 2023 as compared to $25.99 as of December 31, 2022. Share repurchases year-to-date have contributed a $0.59 per share increase to adjusted book value per share.
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below.
	Three Months Ended December 31			Year Ended December 31
($ in thousands, except per share data)	2023	2022	Change	2023	2022	Change
Revenues
Gross premiums written(1)	$208,795	$224,481	(7.0%)	$1,082,279	$1,103,993	(2.0%)
Net premiums written	$195,016	$211,082	(7.6%)	$985,994	$1,014,137	(2.8%)
Net premiums earned	$247,329	$258,243	(4.2%)	$977,397	$1,029,581	(5.1%)
Net investment income	33,705	28,840	16.9%	128,419	95,972	33.8%
Equity in earnings (loss) of unconsolidated subsidiaries	1,341	(1,059)	226.6%	6,791	4,888	38.9%
Net investment gains (losses)(2)	10,672	12,495	(14.6%)	13,828	(33,157)	141.7%
Other income (loss)(1)	3,913	(3,812)	202.6%	10,777	9,404	14.6%
Total revenues(1)	296,960	294,707	0.8%	1,137,212	1,106,688	2.8%
Expenses
Net losses and loss adjustment expenses	195,248	191,596	1.9%	800,494	776,762	3.1%
Underwriting, policy acquisition and operating expenses(1)	81,965	77,550	5.7%	300,744	307,338	(2.1%)
SPC U.S. federal income tax expense (benefit)	278	335	(17.0%)	1,629	1,759	(7.4%)
SPC dividend expense (income)	3,064	4,976	(38.4%)	6,234	6,673	(6.6%)
Interest expense	6,672	5,499	21.3%	23,150	20,372	13.6%
Goodwill impairment	—	—	nm	44,110	—	nm
Total expenses(1)	287,227	279,956	2.6%	1,176,361	1,112,904	5.7%
Income (loss) before income taxes	9,733	14,751	(34.0%)	(39,149)	(6,216)	(529.8%)
Income tax expense (benefit)	3,356	809	314.8%	(545)	(5,814)	90.6%
Net income (loss)	$6,377	$13,942	(54.3%)	$(38,604)	$(402)	(9,503.0%)
Non-GAAP operating income (loss)	$(2,548)	$7,617	(133.5%)	$(7,331)	$22,911	(132.0%)
Weighted average number of common shares outstanding
Basic	50,969	53,963		52,642	54,008
Diluted	51,153	54,108		52,788	54,140
Earnings (loss) per share
Net income (loss) per diluted share	$0.12	$0.26	$(0.14)	$(0.73)	$(0.01)	$(0.72)
Non-GAAP operating income (loss) per diluted share	$(0.05)	$0.14	$(0.19)	$(0.14)	$0.42	$(0.56)
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 16 of the Notes to Consolidated Financial Statements in our December 31, 2023 report on Form 10-K for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, investment impairments losses, and the change in the fair value of the contingent consideration in relation to the NORCAL acquisition. Detailed information regarding the components of net investment gains (losses) are included in Note 3 of the Notes to Consolidated Financial Statements in our December 31, 2023 report on Form 10-K.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	December 31, 2023	December 31, 2022
Total investments	$4,349,781	$4,387,683
Total assets	$5,631,925	$5,699,999
Total liabilities	$4,519,945	$4,595,981
Common shares (par value $0.01)	$636	$634
Retained earnings	$1,381,981	$1,423,286
Treasury shares	$(469,702)	$(419,214)
Shareholders’ equity	$1,111,980	$1,104,018
Book value per share	$21.82	$20.46
Non-GAAP adjusted book value per share(1)	$25.83	$25.99
(1) Adjusted book value per share is a Non-GAAP financial measure. See a reconciliation of book value per share to Non-GAAP adjusted book value per share under the heading “Non-GAAP Financial Measures” that follows.

CONSOLIDATED KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
Current accident year net loss ratio	80.0%	76.2%	81.3%	79.0%
Effect of prior accident years’ reserve development	(1.1%)	(2.0%)	0.6%	(3.6%)
Net loss ratio	78.9%	74.2%	81.9%	75.4%
Underwriting expense ratio	33.1%	30.0%	30.8%	29.9%
Combined ratio	112.0%	104.2%	112.7%	105.3%
Operating ratio	98.4%	93.0%	99.6%	96.0%
Return on equity(1)	2.3%	2.7%	(3.5%)	—%
Non-GAAP operating return on equity(1)(2)	(1.0%)	2.8%	(0.7%)	1.8%
(1) Quarterly amounts are annualized. Refer to our December 31, 2023 report on Form 10-K under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) See a reconciliation of ROE to Non-GAAP operating ROE under the heading “Non-GAAP Financial Measures” that follows.
SEGMENT REORGANIZATION
As a result of our decision to no longer participate in the results of Syndicate 1729 for the 2024 underwriting year, we reorganized our segment reporting during the third quarter of 2023 to align with how our Chief Operating Decision Maker currently oversees the business, allocates resources and evaluates operating performance and, as a result, the number of our operating and reportable segments decreased from five to four: Specialty P&C, Workers' Compensation Insurance, Segregated Portfolio Cell Reinsurance and Corporate. As a result of the segment reorganization, we now report the underwriting results from our participation in Lloyd’s Syndicates in the Specialty P&C segment and the investment results of assets solely allocated to our Lloyd's Syndicate operations and U.K. income taxes in our Corporate segment. All prior period segment information has been recast to conform to the current period presentation and the segment reorganization had no impact on previously reported consolidated financial results.
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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Gross premiums written	$161,770	$176,644	(8.4%)	$835,430	$856,861	(2.5%)
Net premiums written	$154,636	$168,166	(8.0%)	$762,580	$784,020	(2.7%)
Net premiums earned	$193,611	$199,864	(3.1%)	$755,817	$793,400	(4.7%)
Other income	1,589	934	70.1%	4,695	5,122	(8.3%)
Total revenues	195,200	200,798	(2.8%)	760,512	798,522	(4.8%)
Net losses and loss adjustment expenses	(148,620)	(156,353)	(4.9%)	(624,809)	(626,045)	(0.2%)
Underwriting, policy acquisition and operating expenses	(54,356)	(51,466)	5.6%	(195,303)	(199,809)	(2.3%)
Total expenses	(202,976)	(207,819)	(2.3%)	(820,112)	(825,854)	(0.7%)
Segment results	$(7,776)	$(7,021)	(10.8%)	$(59,600)	$(27,332)	(118.1%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
Current accident year net loss ratio	77.5%	78.6%	82.6%	81.7%
Effect of prior accident years’ reserve development	(0.7%)	(0.4%)	0.1%	(2.8%)
Net loss ratio	76.8%	78.2%	82.7%	78.9%
Underwriting expense ratio	28.1%	25.8%	25.8%	25.2%
Combined ratio	104.9%	104.0%	108.5%	104.1%
The fourth quarter results for the Specialty P&C segment are relatively stable as compared to the prior year; however, the competitive market conditions and the continuation of the challenging loss environment in our HCPL line of business continue to impact our underwriting results.
Compared to the fourth quarter of last year, gross written premium declined by $14.9 million or 8.4%, driven by net renewal timing differences of $7.3 million in our Custom Physicians line and our pursuit of rate adequacy in a competitive market. Premium retention in the segment was 83%, down two points from the fourth quarter of 2022, driven by an 84% retention in our Standard Physician line of business including the loss of a $2.5 million policy due to price competition. Despite the decline in written premium, the results were positively impacted by price increases in all product lines, and solid new business writings at appropriate rates for the risk we assumed. We achieved renewal pricing increases of 6%, level with the prior-year quarter. New business written improved to $18.1 million for the quarter, compared to $9.9 million last year. Both measures reflect the value proposition presented by ProAssurance. Net premiums earned declined 3.1% as a result of the aforementioned market conditions we have experienced over the preceding twelve months.
Within the segment, written premium in our Standard Physician line declined $2.7 million reflecting the loss of a $2.6 million policy due to price competition in the fourth quarter of 2023. Specialty lines were 21.9% lower driven by a 46.9% decrease in the Custom Physician line resulting from net timing differences, as previously discussed. At the same time, we saw a 7.5% increase in the Hospital and Facilities line reflecting the addition of two large policies totaling $6.9 million in the fourth quarter of 2023 and our increasing relevance in this growing portion of the market.
During the current quarter, we decreased our estimate of ULAE for the full year due to the difference between actual allocable expenses and earned premium as compared to original estimates established at the beginning of the year. This adjustment resulted in a 2.3 point decrease in our current period accident year loss ratio with an offsetting 2.3 point increase in our current period expense ratio, with no impact to our combined ratio, total expenses, or segment results. Excluding the impact of the decrease in ULAE estimate, the current accident year net loss ratio increased by 1.2 points primarily attributable to the continued effects of social inflation and higher than anticipated loss severity trends throughout the healthcare market.
We recognized net favorable prior accident year reserve development of $1.4 million in the fourth quarter, compared to $0.8 million in the same period of 2022. The net favorable development for the quarter was due to the beneficial amortization of the purchase accounting adjustments on NORCAL's reserves.
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During the fourth quarter of 2023, we recognized unfavorable development in NORCAL’s 2020 and prior accident year reserves which was entirely offset by favorable development in NORCAL’s 2021 and 2022 accident year reserves. While these adjustments to NORCAL’s reserves did not impact the segment’s net losses or net loss ratio, they did result in a decrease in the fair value of the contingent consideration liability of $2.5 million in the fourth quarter which favorably impacted the segment expense ratio by 1.3 points.
Excluding the impact of the decrease in ULAE estimate and contingent consideration, our expense ratio for the quarter increased 1.3 points primarily due to an increase in compensation-related costs and higher DPAC amortization.
WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Gross premiums written	$47,033	$47,837	(1.7%)	$246,857	$247,132	(0.1%)
Net premiums written	$28,005	$28,964	(3.3%)	$162,285	$160,760	0.9%
Net premiums earned	$38,328	$41,916	(8.6%)	$160,034	$166,371	(3.8%)
Other income	289	449	(35.6%)	1,854	2,201	(15.8%)
Total revenues	38,617	42,365	(8.8%)	161,888	168,572	(4.0%)
Net losses and loss adjustment expenses	(37,508)	(28,102)	33.5%	(139,322)	(111,407)	25.1%
Underwriting, policy acquisition and operating expenses	(14,139)	(13,923)	1.6%	(55,061)	(54,737)	0.6%
Total expenses	(51,647)	(42,025)	22.9%	(194,383)	(166,144)	17.0%
Segment results	$(13,030)	$340	(3,932.4%)	$(32,495)	$2,428	(1,438.3%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
Current accident year net loss ratio	97.9%	71.8%	81.3%	71.8%
Effect of prior accident years’ reserve development	0.0%	(4.8%)	5.8%	(4.8%)
Net loss ratio	97.9%	67.0%	87.1%	67.0%
Underwriting expense ratio	36.9%	33.2%	34.4%	32.9%
Combined ratio	134.8%	100.2%	121.5%	99.9%
The Workers’ Compensation Insurance segment underwriting results for the fourth quarter of 2023 reflect an increase in the current accident year net loss ratio driven by higher average claim costs, and lower net premiums earned related to the ongoing impact of competitive market conditions.
Gross premiums declined in the fourth quarter compared to the same period of 2022, primarily reflecting lower renewal and audit premium in our alternative market business ceded to the Segregated Portfolio Cell Reinsurance segment. In our traditional business, gross premiums were relatively flat in 2023, compared to 2022. New and renewal premium were both higher in 2023, compared to 2022, increasing $1.1 million and $1.4 million respectively, driven by our continued focus on achieving pricing that reflects the current market factors. Audit premium, including our estimate of earned but unbilled audit premium, decreased $2.2 million in 2023 fourth quarter, compared to 2022. While audit premium for the 2023 full year was higher than 2022, the level of audit premium is beginning to normalize. Renewal premium reflected rate decreases and retention of 2.6% and 84.6%, respectively, in 2023, compared to 6.8% and 73.2%, respectively, for the same period in 2022. The decrease in net premiums earned in 2023 primarily reflected the lower audit premium, reinstatement premium of $1.6 million related to a large reserve increase on a prior year reinsured claim, and the continuation of competitive market conditions.
The current accident year net loss ratio for the fourth quarter of 2023 reflected an increase in the full year loss ratio to 81.3%, from 76.0% as of September 30, 2023. The increase in the loss ratio reflected the continuation of higher than expected loss trends driven by medical inflation. Reported claim frequency continues to trend lower but is being more than offset by an increase in our average cost per claim, which we attribute to higher medical costs driven by healthcare wage inflation and medical advancements. We continue to believe we are observing these trends ahead of the market because of the early intervention and case management strategies within our claim process which have proven to result in returning injured workers to productivity and closing claims much sooner than the industry average.
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There was no change in prior accident year reserve estimates in the fourth quarter of 2023, compared to $2.0 million of favorable development for the same period in 2022.
Underwriting expenses were essentially unchanged quarter-over-quarter. The underwriting expense ratio was 3.7 points higher than the prior year quarter reflecting the decrease in net premiums earned.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Gross premiums written	$14,335	$16,055	(10.7%)	$70,259	$78,937	(11.0%)
Net premiums written	$12,375	$13,952	(11.3%)	$61,129	$69,357	(11.9%)
Net premiums earned	$15,390	$16,463	(6.5%)	$61,546	$69,810	(11.8%)
Net investment income	664	412	61.2%	2,289	1,029	122.4%
Net investment gains (losses)	1,850	1,159	59.6%	3,680	(3,067)	220.0%
Other income	2	1	100.0%	5	2	150.0%
Net losses and loss adjustment expenses	(9,120)	(7,141)	27.7%	(36,363)	(39,310)	(7.5%)
Underwriting, policy acquisition and operating expenses	(5,213)	(5,114)	1.9%	(20,457)	(20,316)	0.7%
SPC U.S. federal income tax (expense) benefit(1)	(278)	(335)	(17.0%)	(1,629)	(1,759)	(7.4%)
SPC net results	3,295	5,445	(39.5%)	9,071	6,389	42.0%
SPC dividend (expense) income (2)	(3,064)	(4,976)	(38.4%)	(6,234)	(6,673)	(6.6%)
Segment results (3)	$231	$469	(50.7%)	$2,837	$(284)	1,098.9%
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) and OCI of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
Current accident year net loss ratio	68.0%	58.2%	65.5%	65.3%
Effect of prior accident years’ reserve development	(8.7%)	(14.8%)	(6.4%)	(9.0%)
Net loss ratio	59.3%	43.4%	59.1%	56.3%
Underwriting expense ratio	33.9%	31.1%	33.2%	29.1%
Combined ratio	93.2%	74.5%	92.3%	85.4%
Premiums in our Segregated Portfolio Cell Reinsurance segment are primarily comprised of workers' compensation coverages assumed from our Workers' Compensation Insurance segment and, to a lesser extent, healthcare professional liability coverages from our Specialty P&C segment.
Gross premiums written decreased in the fourth quarter compared to the same period in 2022, primarily reflecting lower workers’ compensation renewal and audit premium. Renewal premium reflected rate decreases of 5.9% and renewal retention of 90.5% in the quarter. Audit premium decreased to $0.9 million in 2023, compared to $1.4 million in 2022. New business was relatively flat in the quarter.
The increase in the net loss ratio reflects a higher current accident year net loss ratio in both the workers’ compensation and healthcare professional liability programs. While the workers’ compensation loss ratio increased during the fourth quarter, the full year current accident year net loss ratio decreased 1.2 percentage points, reflecting a reduction in claim frequency and severity. The increase in the healthcare professional liability current accident year net loss ratio is primarily due to an increase in expected claim frequency related to one program in which we do not participate.
We recognized $1.3 million in net favorable prior accident year reserve development in the quarter related entirely to workers’ compensation business due to favorable trends in claim closing patterns primarily in accident years 2018 through 2022. Net favorable prior accident year development was $2.4 million in the fourth quarter of 2022.
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CORPORATE SEGMENT

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Net investment income	$33,041	$28,428	16.2%	$126,130	$94,943	32.8%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	1,452	(393)	469.5%	9,196	11,954	(23.1%)
Tax credit partnerships	(111)	(666)	(83.3%)	(2,405)	(7,066)	(66.0%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	1,341	(1,059)	226.6%	6,791	4,888	38.9%
Net investment gains (losses)	8,322	2,336	256.3%	5,148	(39,090)	113.2%
Other income (loss)	2,960	(4,188)	170.7%	8,307	6,198	34.0%
Operating expenses	(9,184)	(8,055)	14.0%	(34,007)	(34,733)	(2.1%)
Interest expense	(6,672)	(5,499)	21.3%	(23,150)	(20,372)	13.6%
Income tax (expense) benefit	(3,356)	(809)	314.8%	545	5,423	90.0%
Segment results	$26,452	$11,154	137.2%	$89,764	$17,257	420.2%
Consolidated effective tax rate	34.5%	5.5%		1.4%	93.5%
The high interest rate environment continues to be a benefit to our net investment income, which increased to $33.0 million in the quarter, driven by higher average book yields on our fixed maturity investments as our reinvestment rate exceeds that of the maturing assets.
Equity in earnings from our investment in LPs/LLCs, which are typically reported to us on a one-quarter lag, reflected a $1.5 million gain in the quarter as compared to a loss of $0.4 million in the year-ago quarter driven by the performance of one LP which reflected higher market valuations during the third quarter of 2023.
The corporate segment results include $8.3 million of net investment gains for the quarter driven by unrealized holding gains resulting from changes in the fair value of our equity investments and convertible securities. These unrealized gains reverse the trend noted over the year and underscore the variable effect of measuring these investments at fair value each period which we believe to be temporary as we have the intent and capability to hold to these investments to maturity.
Other income was $3.0 million compared to a loss of $4.2 million in 2022. The increase in other income was driven by proceeds of $5.4 million associated with the sale of our remaining ownership interest in the underwriting and operations entity associated with Syndicate 1729 to an unrelated third party. Further, other income reflected foreign currency exchange rate movements related to euro-denominated loss reserves in our Specialty P&C segment. Foreign exchange movements resulted in a loss of $3.6 million and $5.0 million in the fourth quarters of 2023 and 2022, respectively.
Operating expenses increased by $1.1 million primarily due to an increase in compensation-related costs driven by an increase in headcount as we have filled open positions during the year.
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NON-GAAP FINANCIAL MEASURES
Non-GAAP Operating Income (Loss)
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended December 31		Year Ended December 31
($ in thousands, except per share data)	2023	2022	2023	2022
Net income (loss)	$6,377	$13,942	$(38,604)	$(402)
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses (1)	(10,672)	(12,495)	(13,828)	33,157
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (2)	1,504	1,224	2,925	(2,138)
Transaction-related costs (3)	—	—	—	1,862
Goodwill impairment	—	—	44,110	—
Foreign currency exchange rate (gains) losses(4)	3,484	5,241	2,993	(2,022)
Non-operating income (5)	(5,416)	—	(6,878)	—
Guaranty fund assessments (recoupments)	28	412	57	541
Pre-tax effect of exclusions	(11,072)	(5,618)	29,379	31,400
Tax effect, at 21% (6)	2,147	(707)	1,894	(8,087)
After-tax effect of exclusions	(8,925)	(6,325)	31,273	23,313
Non-GAAP operating income (loss)	$(2,548)	$7,617	$(7,331)	$22,911
Per diluted common share:
Net income (loss)	$0.12	$0.26	$(0.73)	$(0.01)
Effect of exclusions	(0.17)	(0.12)	0.59	0.43
Non-GAAP operating income (loss) per diluted common share	$(0.05)	$0.14	$(0.14)	$0.42
(1) Net investment gains (losses) for the quarter and year ended December 31, 2023 include gains of $0.5 million and $5.0 million, respectively, as compared to $9.0 million in each of the same respective periods of 2022 related to the change in the fair value of contingent consideration issued in connection with the NORCAL acquisition. We have excluded these adjustments as they do not reflect normal operating results. See further discussion around the contingent consideration in Note 2 and Note 8 of the Notes to Consolidated Financial Statements and discussion on our accounting policy in the Critical Accounting Estimates section under the heading "Contingent Consideration" of our December 31, 2023 report on Form 10-K.
(2) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(3) Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(4) Foreign currency exchange rate gains (losses) relate to the impact of foreign exchange rate movements on foreign currency denominated loss reserves predominately associated with premium assumed from an international medical professional liability insured in our Specialty P&C segment. Our participation in this program has grown in recent years which has led to greater volatility in our results of operations even with nominal movements in exchange rates given the size of the reserve. We mitigate foreign exchange rate exposure on our Consolidated Balance Sheet by generally matching the currency and duration of associated investments to the corresponding loss reserves. In accordance with GAAP, the impact on the market value of available-for-sale fixed maturities due to changes in foreign currency exchange rates is reflected as a part of OCI. Conversely, the impact of changes in foreign currency exchange rates on loss reserves is reflected through net income (loss) as a component of other income. Therefore, we believe foreign currency exchange rate gains (losses) in our Consolidated Statements of Income and Comprehensive Income in isolation are not indicative of our operating performance.
(5) Proceeds associated with the sale of our ownership interest in the underwriting and operations entity associated with Syndicate 1729 to unrelated third parties recognized in other income in our Corporate segment. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(6) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items listed above. Our statutory tax rate was applied to these items in calculating net income (loss), excluding the 2023 goodwill impairment which is not tax deductible. In addition, the 2023 and 2022 gains related to the change in the fair value of contingent consideration are non-taxable and therefore had no associated income tax impact. The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected.
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Non-GAAP Operating ROE
The following table is a reconciliation of ROE to Non-GAAP operating ROE for the quarter and year ended December 31, 2023 and 2022:

	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
ROE(1)	2.3%	2.7%	(3.5%)	—%
Pre-tax effect of items excluded in the calculation of Non-GAAP operating ROE	(4.1%)	0.4%	2.6%	2.4%
Tax effect, at 21%(2)	0.8%	(0.3%)	0.2%	(0.6%)
Non-GAAP operating ROE	(1.0%)	2.8%	(0.7%)	1.8%
(1) Quarterly amounts are annualized. Refer to our December 31, 2023 report on Form 10-K under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items. See further discussion in footnote 6 in this section under the heading "Non-GAAP Operating Income."
Non-GAAP Adjusted Book Value per Share
The following table is a reconciliation of our book value per share to Non-GAAP adjusted book value per share at December 31, 2023 and December 31, 2022:

Book Value Per Share
Book Value Per Share at December 31, 2022	$20.46
Less: AOCI Per Share(1)	(5.53)
Non-GAAP Adjusted Book Value Per Share at December 31, 2022	25.99
Increase (decrease) to Non-GAAP Adjusted Book Value Per Share during the year ended December 31, 2023 attributable to:
Dividends paid	(0.05)
Cumulative repurchase of shares(2)	0.59
Net income (loss)(3)	(0.76)
Other(4)	0.06
Non-GAAP Adjusted Book Value Per Share at December 31, 2023	25.83
Add: AOCI Per Share(1)	(4.01)
Book Value Per Share at December 31, 2023	$21.82
(1) Primarily the impact of accumulated unrealized investment gains (losses) on our available-for-sale fixed maturity investments. See Note 10 of the Notes to Consolidated Financial Statements in our December 31, 2023 report on Form 10-K for additional information.

(2) Represents the impact of our repurchase of 3.1 million common shares, conducted through a series of 10b5-1 stock repurchase plans during 2023. See Note 10 of the Notes to Consolidated Financial Statements in our December 31, 2023 report on Form 10-K for additional information.

(3) Includes the $44.1 million goodwill impairment associated with the Workers' Compensation Insurance segment, which accounted for $0.87 of the decrease in book value per share. See Note 5 of the Notes to Consolidated Financial Statements in our December 31, 2023 report on Form 10-K for additional information.

(4) Includes the impact of share-based compensation.
Conference Call Information
ProAssurance management will discuss fourth quarter 2023 results during a conference call at 10:00 a.m. ET on Wednesday, February 28, 2024. US-based investors may access the call by dialing either (833) 470-1428 (toll free) or (404) 975-4839 (local). International investors may find a toll-free number here:
https://www.netroadshow.com/events/global-numbers?confId=60355. The access code for all attendees is 688177.
Callers may also choose to pre-register to receive unique call access details and avoid operator wait times; pre-register here if desired: www.netroadshow.com/events/login?show=11e40410&confId=60355.
The conference call will also be webcast at https://events.q4inc.com/attendee/777467232.
A replay will be available by telephone for at least 7 days after the call date. US-based investors may access the replay by dialing (866) 813-9403 (toll free) or (929) 458-6194, and international investors may dial +44 (204) 525-0658. The access code for all attendees is 341261. A replay will also be available for at least one year at investor.proassurance.com. Investors may follow @ProAssurance on X (formerly Twitter) to be notified of the latest news about ProAssurance.
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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on X (formerly Twitter) or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts or explicitly stated as an opinion are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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